Exhibit 10

January 12, 2005

Mr. Mack Traynor, President & CEO
HEI, Inc.
1495 Steiger Lake Lane
Victoria, MN 55386

Dear Mack:

Thank you for the on-going opportunity to provide a revolving credit facility for HEI, Inc. This letter serves to confirm the continuing availability of the credit facility provided to HEI, Inc. by Beacon Bank pursuant to the Accounts Receivable Agreement dated May 29, 2003, on the following terms and conditions:

Maximum Client Account Limit:	$5,000,000

Discount:	Immediate discount of .50% and a daily discount of 1/25 of 1%

Part Payment:	80% of invoice amount, subject to the completion of appropriate verification due diligence

Terms of Contract:	January 1, 2006

Account Relationship:	That the primary deposit relationship for HEI, Inc. be maintained with Beacon Bank while this credit facility is in place

Credit Guarantee:	90-day recourse

Collateral:	First security interest in all accounts receivable, inventory, and general intangibles

Guaranty:	Validity guaranty are required from:
• Mack Traynor, President & CEO
• Doug Nesbit, Chief Financial Officer

January 12, 2005
HEI, Inc. Commitment Letter

It has been our pleasure working with you and your staff during the last year. We congratulate your accomplishments this year, and look forward to future successes for HEI.

As you know, we will also continue to provide HEI, Inc. accounts receivable credit and collection services, including the management of outstanding accounts receivable balances, assistance in the development of underwriting policies, credit approval procedures, and a full complement of accounts receivable and cash receipts reporting.

All terms and conditions are covered in the Accounts Receivable Agreement. Please let me know if you have any questions, or if I can be of any further assistance. As always, we appreciate your business!

Sincerely,

Dave L. Peterka
Executive Vice President

Copy:	Partner Plusm C/O: Karen Turnquist and Jason Lund 5217 Wayzata Boulevard #120 Minneapolis, MN 55416